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                                                           EXHIBIT 10.1

                                    GANTOS

                                March 16, 1999

Mr. Thomas J. Villano
1266 East Main Street, 5th Floor
Stamford, Connecticut  06902

Dear Tom:

     We are very pleased to offer you the position of Senior Vice President and Chief Financial Officer for Gantos, Inc. (the "Company"). We are very excited to invite you to join our senior management team. The terms of our offer supersede any of our prior discussions and agreements, and are as follows:

1.   Your initial annual salary will be $165,000.

2. Your date of employment in this position will begin on March 16, 1999 ("Start Date").

3. You will be eligible to participate in the Gantos, Inc. Executive Bonus Plan, beginning with the 1999 plan, if any, when adopted. A copy of the 1998 plan is enclosed. If the 1999 plan is the same as the 1998 plan, your 1999 bonus will be based on the Company's profitability, with 50% of your bonus to be automatically earned and payable upon the achievement of earnings in excess of the target and to be automatically allocated to the participants based on the 1999 Gantos base salary actually paid to them. The Compensation Committee will determine, in its discretion, what portion, if any, of the remaining bonus pool would be paid to you.

4. On the Start Date, you will be granted an option to purchase 50,000 Gantos, Inc. common shares at an exercise price equal to the fair market value of Gantos, Inc. common shares on the Start Date. The option will vest in one-fifth (1/5) cumulative annual installments, beginning on the first anniversary of the Start Date. Thereafter, you will be eligible for annual stock option grants in amounts commensurate with your position with the Company at the discretion of the Board of Directors or its Compensation Committee.

5. You will receive twelve (12) months separation pay as your exclusive severance benefits in the event that your employment is terminated without cause (and other than pursuant to your death or disability) within the first twenty-four (24) months of your employment under this Agreement. As a condition of your receipt of severance pursuant to this agreement, after any termination you must (a) use your best efforts to seek and obtain new employment, and (b) advise the Company, on a timely and regular basis, of the status of your efforts, of the terms of any employment (including self-employment), and of any remuneration you receive from such employment. If at any time the Company, in good faith, determines that you are not so seeking such employment, your right to receive severance benefits will be immediately terminated. The severance benefits to which you would otherwise be entitled will be reduced by the remuneration that is paid or payable to you (whether as salary, bonus, commissions, consulting fees, compensation and dividends from any entity owned by you or a sole proprietorship established by you or otherwise) from rendering any services to any person, corporation or entity during the period that you are eligible to receive severance benefits under this agreement. Payment on account of death or

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disability or for termination without cause after the first twenty-four (24)
months of employment under this Agreement will be in accordance with the Company policies concerning these areas. You will be entitled to no severance benefits if you terminate your employment with the Company.

6. To assist you in traveling to the Company's Stamford, Connecticut offices, the Company will pay you a $750 a month travel allowance while you are employed by the Company.

7. You will receive such benefits as the Company provides its other Vice Presidents. Currently the Company provides (i) a non-contributory group life insurance policy in the amount of one times your annual base compensation,
(ii) an individual disability policy which provides benefits equal to 60% of your salary, (iii) a 30% discount on all merchandise purchases at our regular price stores, (iv) medical prescription coverage under our plan on the first day of the month following two months of employment, (v) on the first day of the month after two months of employment, dental coverage under our plan, and
(vi) four weeks vacation a year. Enclosed is a complete breakdown of our benefit plans for your information and review.

8. Your employment will be at will and may be terminated by either of us, with or without cause, reason or notice. Upon such a termination, as your exclusive severance benefits, you will be entitled to your salary through the termination date and amounts, if any, payable to you or your estate as described in paragraph 5 above, if such termination is without cause and occurs within the first twenty-four (24) months of your employment under this Agreement, or amounts payable under any Company policies then applicable to you if such termination is on account of death or disability, on account of termination for cause, or on account of termination without cause after the first twenty-four
(24) months of your employment under this Agreement, and, in either case, no other payment.

9. You will comply with, and be bound by, all Company policies, procedures and guidelines, as they may be amended and supplemented from time to time during your employment with the Company.

     Please date, sign and return the enclosed copy of this letter to indicate your acceptance of employment on these terms.

     If I can be of assistance in answering any questions that you may have, please don't hesitate to contact my office.

                         Very truly yours,

                         GANTOS, INC.

                         By:
                              Arlene H. Stern
                              Its:  President

Accepted and agreed on March 16, 1999